Exhibit 99.5

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN

STOCK OPTION AGREEMENT

(PERSONS)

This AGREEMENT is entered into as of the 9 day of December, 2016 (the “Date of Grant”)

BETWEEN:

ORGENESIS INC., a company incorporated under the laws of the State of Nevada, with an office at 20271Goldenrod Lane, Germantown, MD 20876 (the “Company”)

AND:

Neil Reithinger (the “Optionee”)

WHEREAS:

A. The Optionee serves as the Chief Financial Officer of the Company and the Company wishes to grant stock options to purchase a total of 1,000,000 Optioned Shares (as defined herein) to the Optionee.

NOW THEREFORE in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	In this Agreement, the following terms shall have the following meanings:

(a)	“Common Stock” means the shares of common stock, par value $0.0001 per share of the Company;

(b)	“Exercise Price” means $0.4 per share;

(c)	“Expiry Date” means ten (10) years following the Date of Grant;

(d)	“Notice of Exercise” means a notice in writing addressed to the Company at its address first recited hereto (or such other address of which the Company may from time to time notify the Optionee in writing), substantially in the form attached as Schedule “A” hereto, which notice shall specify therein the number of Optioned Shares in respect of which the Options are being exercised;

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(e)	“Options” means the irrevocable right and option to purchase, from time to time, all, or any part of the Optioned Shares granted to the Optionee by the Company pursuant to Section 2.1 of this Agreement;

(f)	“Optioned Shares” means the shares of Common Stock that are issued pursuant to the exercise of the Options;

(g)	“Securities” means, collectively, the Options and the Optioned Shares;

(h)	“Shareholders” means holders of record of the shares of Common Stock;

(i)	“U.S. Person” shall have the meaning ascribed thereto in Regulation S under the 1933 Act, and for the purpose of the Agreement includes any person in the United States; and

(j)	“Vested Options” means the Options that have vested in accordance with Section 0 of this Agreement.

2.	THE OPTIONS

2.1 The Company hereby grants to the Optionee, on the terms and conditions set out in this Agreement, Options to purchase a total of 1,000,000 Optioned Shares at the Exercise Price.

2.2 The Options vest over a period of 8 fiscal quarters [with 1/8 of the Options vesting on the last day of each quarter of the 2 years following the grant of the Options]. The Options may be exercised immediately after vesting.

2.3 The Options shall, at 5:00 p.m. (Pacific time) on the Expiry Date, expire and be of no further force or effect whatsoever.

2.4 The Company shall not be obligated to cause the issuance, transfer or delivery of a certificate or certificates representing Optioned Shares to the Optionee, until provision has been made by the Optionee, to the satisfaction of the Company, for the payment of the aggregate Exercise Price for all Optioned Shares for which the Options shall have been exercised, and for satisfaction of any tax withholding obligations associated with such exercise.

2.5 The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the Options have been properly exercised in accordance with the terms of this Agreement.

2.6 Subject to the provisions of this Agreement and subject to compliance with any applicable securities laws, the Options shall be exercisable, in full or in part, at any time after vesting, until termination. If less than all of the shares included in the vested portion of any Options are purchased, the remainder may be purchased at any subsequent time prior to the Expiry Date. Only whole shares may be issued pursuant to the exercise of any Options, and to the extent that any Option covers less than one share, it is not exercisable.

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2.7 Each exercise of the Options shall be by means of delivery of a Notice of Exercise (which may be in the form attached hereto as Schedule “A”) to the Secretary of the Company at its principal executive office, specifying the number of Optioned Shares to be purchased and accompanied by payment in cash by certified check or cashier’s check in the amount of the full Exercise Price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier’s check and if agreed to in advance by the Company, an Optionee or transferee of the Options may pay for all or any portion of the aggregate Exercise Price by complying with one or more of the following alternatives:

(a) by delivering a properly executed Notice of Exercise together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Common Stock and deliver directly to the Company the amount of sale or margin loan proceeds to pay the Exercise Price; or

(b) by complying with any other payment mechanism approved by the Board at the time of exercise.

2.8 It is a condition precedent to the issuance of Optioned Shares that the Optionee execute and/or deliver to the Company all documents and withholding taxes required in accordance with applicable laws.

2.9 Nothing in this Agreement shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Options in the manner provided in this Agreement.

2.10 Appropriate and proportional adjustments in the exercise price of the Options and in the number of Options granted or to be granted may be made by the Board of Directors in its discretion to give effect to adjustments in the number of common shares of the Company resulting from subdivisions, consolidations or reclassification of the common shares of the Company, the payment of stock dividends by the Company or other relevant changes in the capital of the Company.

2.11 By accepting the Options, the Optionee represents and agrees that none of the Optioned Shares purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. The Optionee further represents and agrees to provide the Company with any other document reasonably requested by the Company or the Company’s Counsel.

2.12 The Options are not transferable or assignable.

3.	TERMINATION OF OPTIONS

3.1 Termination of Employment and Vested Options. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(a) Expiration. Ten (10) years from the Date of Grant.

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(b) Termination for Cause. The date of the termination of an Optionee’s employment or contractual relationship with the Company or any related company for cause (as reasonably determined by the Company).

(c) Termination Due to Death or Disability. The expiration of one year from the date of the death of the Optionee or cessation of an Optionee’s employment or contractual relationship by reason of disability. If an Optionee’s employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee’s rights under such Option shall pass by the Optionee’s will or by the applicable laws of descent and distribution.

(d) Termination for Any Other Reason. The expiration of one year from the date of an Optionee’s termination of employment or contractual relationship with the Company for any reason whatsoever other than cause, death or disability.

3.2 Termination of Employment and Unvested Options. Unvested Options shall terminate immediately upon termination of the Optionee’s employment or contractual relationship with the Company for any reason whatsoever.

4.	DOCUMENTS REQUIRED FROM OPTIONEE

5.1 The Optionee must complete, sign and return an executed copy of this Agreement to the Company.

5.2 The Optionee shall complete, sign and return to the Company as soon as possible, on request by the Company, any documents, questionnaires, notices and undertakings as may be required by regulatory authorities, and applicable law.

5.	ACKNOWLEDGEMENTS OF THE OPTIONEE

The Optionee acknowledges and agrees that:

(a) none of the Options or the Optioned Shares have been registered under the 1933 Act or under any state securities or “blue sky” laws of any state of the United States, and that the sale of the Securities contemplated hereby is being made U.S. Accredited Investors in transactions not requiring registration under the 1933 Act; accordingly the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933;

(b) the Company has not undertaken, and will have no obligation, to register any of the Securities under the 1933 Act;

(c) the Optionee has received and carefully read this Agreement and the public information which has been filed with the Securities and Exchange Commission (the “SEC”) in compliance or intended compliance with applicable securities legislation (collectively, the “Company Information”);

(d) the decision to execute this Agreement and acquire the Securities hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of the Company Information (the receipt of which is hereby acknowledged);

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(e) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(f) there is no government or other insurance covering the Securities;

(g) there are risks associated with an investment in the Securities;

(h) the Optionee and the Optionee’s advisor(s) (if applicable) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Securities hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

(i) the books and records of the Company were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Optionee during reasonable business hours at its principal place of business, and all documents, records and books in connection with the distribution of the Securities hereunder have been made available for inspection by the Optionee, the Optionee’s attorney and/or advisor(s) (if applicable);

(j) the Company is entitled to rely on the representations and warranties and the statements and answers of the Optionee contained in this Agreement;

(k) the Optionee will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Optionee contained herein or in any document furnished by the Optionee to the Company in connection herewith being untrue in any material respect or any breach or failure by the Optionee to comply with any covenant or agreement made by the Optionee to the Company in connection therewith;

(l) none of the Securities are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Optionee that any of the Securities will become listed on any stock exchange or automated dealer quotation system; except that currently certain market makers make market in the Common Stock on the OTC Markets QB Tier;

(m) the Optionee has been advised to consult the Optionee’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

(i) any applicable laws of the jurisdiction in which the Optionee is resident in connection with the distribution of the Securities hereunder, and

(ii) applicable resale restrictions; and

(n) this Agreement is not enforceable by the Optionee unless it has been accepted by the Company.

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6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

The Optionee hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the closing) that:

(a) the Optionee has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto;

(b) the Optionee has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Optionee enforceable against the Optionee in accordance with its terms;

(c) the Optionee is resident in the jurisdiction set out on page 1 of this Agreement;

(d) the Optionee is not an underwriter of, or dealer in, the Common Stock, nor is the Optionee participating, pursuant to a contractual agreement or otherwise, in the distribution of the Securities;

(e) the Optionee (i) has adequate net worth and means of providing for his/her/its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Securities for an indefinite period of time, and can afford the complete loss of such investment;

(f) the Optionee is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment, and the Optionee has carefully read and considered the matters set forth under the caption “Risk Factors” appearing in the Company’s various disclosure documents, filed with the SEC;

(g) the Optionee has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Securities and the Company;

(h) the Optionee understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement and the certificate attached hereto, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Optionee shall promptly notify the Company;

(i) the Optionee has made an independent examination and investigation of an investment in the Securities and the Company and has depended on the advice of its legal and financial advisors and agrees that the Company will not be responsible in anyway whatsoever for the Optionee’s decision to invest in the Securities and the Company;

(j) the Opitonee is a U.S. Accredited Investor and acknowledges that it is acquiring the Units as an investment for its own account or for the account of a U.S. Accredited Investor as to which it exercises sole investment discretion and not with a view to any resale, distribution or other disposition of the Units in violation of the federal or state securities laws of the United States and the Opitonee has concurrently executed and delivered the Certificate;

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(k) the Optionee will only offer, sell or otherwise transfer the Securities pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from the registration requirements imposed by the 1933 Act and in compliance with applicable state Securities Laws (and, in each case where there is no effective registration statement, only if an opinion of counsel of recognized standing reasonably satisfactory to the Issuer has been provided to the Issuer to that effect, if applicable);

(l) the Optionee acknowledges and agrees that the Securities will be “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act and will remain “restricted securities” notwithstanding any resale within or outside the United States unless the sale is completed pursuant to an effective registration statement under the 1933 Act or is made in compliance with the exemption from registration provided by Rule 144 promulgated under the 1933 Act;

(m) the Optionee understands that if it decides to offer, sell, pledge or otherwise transfer the Units, such securities may be offered, sold or otherwise transferred only: (A) pursuant to an effective registration statement under the 1933 Act, (B) in accordance with Rule 144 under the 1933 Act, if available, and in compliance with applicable state Securities Laws, or (C) in a transaction that does not otherwise require registration under the 1933 Act or any other applicable Securities Laws and in the case of an offer or sale pursuant to an exemption from the registration requirements of the 1933 Act, the Company may require, as a condition of granting its consent, a legal opinion of a firm reasonably acceptable to the Issuer confirming that the sale is not subject to the registration requirements of the 1933 Act;

(n) the Optionee is not aware of any advertisement of any of the Securities and is not acquiring the Securities as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(o) no person has made to the Optionee any written or oral representations:

(i) that any person will resell or repurchase any of the Securities;

(ii) that any person will refund the purchase price of any of the Securities; or

(iii) as to the future price or value of any of the Securities; and

(p) if the Optionee is a consultant of the Company, the Optionee has entered into a written consulting agreement with the Company or a related entity of the Company and spends or will spend a significant amount of time and attention on the affairs and business of the Company or such related entity.

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7. ACKNOWLEDGEMENT

The Optionee has acknowledged that the decision to purchase the Securities was solely made on the basis of publicly available information contained in the Company Information.

8. LEGENDING OF SUBJECT SECURITIES

8.1 The Optionee hereby consents to the placement of a legend on any certificate or the Optionee consents to the placement of a legend on any certificate or other document evidencing any of the Optioned Shares to the effect that such Optioned Shares have not been registered under the 1933Act, any state securities or “blue sky” laws, or under the prospectus and registration requirements of any applicable Canadian securities laws, and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement, such legend to be substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.”

8.2 The Optionee hereby agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

9.	GENERAL RESALE RESTRICTIONS

9.1 The Optionee acknowledges that any resale of any of the Optioned Shares will be subject to resale restrictions contained in the securities legislation applicable to the Optionee or proposed transferee. The Optionee acknowledges that none of the Optioned Shares have been registered under the 1933 Act or the securities laws of any state of the United States. The Optioned Shares may not be offered or sold in the United States unless registered in accordance with federal securities laws and all applicable state securities laws or exemptions from such registration requirements are available.

9.2 The Optionee acknowledges and agrees that the Optionee is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

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10.	NO EMPLOYMENT RELATIONSHIP

The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any related company, express or implied, that the Company or any related company will employ or contract with an Optionee, for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, a related company’s right to terminate Optionee’s employment at any time, which right is hereby reserved.

11.	GOVERNING LAW

This Agreement is governed by the laws of the State of Nevada.

12.	COSTS

The Optionee acknowledges and agrees that all costs and expenses incurred by the Optionee (including any fees and disbursements of any special counsel retained by the Optionee) relating to the acquisition of the Securities shall be borne by the Optionee.

13.	SURVIVAL

This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the shares underlying the Options by the Optionee pursuant hereto.

14.	ASSIGNMENT

This Agreement is not transferable or assignable.

15.	SEVERABILITY

The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

16.	COUNTERPARTS AND ELECTRONIC MEANS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

17.	ENTIRE AGREEMENT

This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement, supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

ORGENESIS INC.
OPTIONEE

By:
Title:	Chief Executive Officer	Name:	Neil Reithinger

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U.S. ACCREDITED INVESTOR STATUS CERTIFICATE

Capitalized terms not specifically defined in this certificate have the meaning ascribed to them in the Subscription Agreement to which this certificate is attached. In this certificate, dollar amounts are stated in U.S. dollars.

The Subscriber hereby represents, warrants and certifies to the Company, as an integral part of the attached Option Agreement, that he, she or it is and at Closing will be correctly and in all respects described by the category or categories set forth directly next to which the Subscriber has marked below:

[ ] (1)	a natural person whose individual net worth, or joint net worth with that person’s spouse, at the date of this certificate exceeds $1,000,000, excluding the value of the primary residence of such person(s) and the related amount of indebtedness secured by the primary residence up to its fair market value;
[ ] (2)	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
[ ] (3)	an organization described in Section 501(c)(3) of the Internal Revenue Code (United States), a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;
[ ] (4)	a director or executive officer of the Company,
[ ] (5)	a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act; or
[ ] (6)	an entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

Dated _____________________________, 2017.

X
Signature of individual (if Subscriber is an individual)

X
Authorized signatory (if Subscriber is not an individual)

Name of Subscriber (please print)

Name of authorized signatory (please print)

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SCHEDULE “A”

NOTICE OF EXERCISE

TO: Orgenesis Inc.

20271 Goldenrod Lane

Germantown, MD 20876

This Notice of Exercise shall constitute a proper Notice of Exercise pursuant to Section 0 of the Stock Option Agreement dated as of ____________________ (the “Agreement”), between Orgenesis Inc. (the “Company”) and the undersigned. The undersigned hereby elects to exercise Optionee’s option to purchase ____________________ shares of the common stock of the Company at a price of US $0.0001 per share, for aggregate consideration of US $____________, on the terms and conditions set forth in the Agreement. Such aggregate consideration, in the form specified in Section 0 of the Agreement, accompanies this notice.

The Optionee represents and warrants to the Company that all representations and warranties set out in the Agreement are true as of the date of the exercise of the Options under the Agreement.

Please deliver a share certificate in respect of the Optioned Shares referred to in the Stock Option and Subscription Agreement surrendered herewith but not presently subscribed for, to the Optionee.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

City, State, and Zip Code

Telephone Number

DATED at _____________________________, the day of______________, _______.

X
Signature

(Name and, if applicable, Office)

(Address)

(City, State, and Zip Code)

Fax Number or E-mail Address

SIN, SSN or Other Tax Identification Number

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